Exhibit 99.1

DATE:	September 5, 2006

TO:	All Media

FROM:	Standard Management
10689 N. Pennsylvania Street
Indianapolis, Indiana 46280

CONTACT:	Michael B. Berry Investor Relations Phone: (317) 574-5221
  Standard Management Signs Definitive Agreement
  to Acquire a California Pharmacy
(Indianapolis, Indiana) Standard Management Corporation (“Standard Management” or the “Company”) (OTC:SMAN, SMANP) an Indianapolis-based provider of pharmaceuticals to the long-term care and infusion therapy industry, announced today the signing of a definitive agreement for the purchase of Galloway Pharmacy of San Diego, California. Terms of the agreement were not disclosed, however, the consideration consists of a combination of cash, seller financing and assumption of debt. The purchase of the $25 million revenue pharmacy is expected to close October 13, 2006.
“The principals along with the long-standing management team are extremely proud to be a part of Standard Management’s vision for the future,” stated Fadi Atiya, owner of Galloway Pharmacy. “Galloway does not anticipate any local change in the leadership team or customer service,” Mr. Atiya added.
Martial R. Knieser, M.D., President, Health Services stated, “Galloway is an excellent example of the robust pipeline Standard is pursuing in order to achieve its goal of reaching in excess of $300 million in revenue by year end 2008.”
“The San Diego market is a top priority and the Company intends to be proactive in addressing strategic opportunities in Southern California,” stated Ronald D. Hunter, Chairman, President and CEO of Standard Management. “Standard Management continues to believe the trend lines and demographics will drive the pharmaceutical sector increasing the viability of the long-term care market,” concluded Hunter.
This press release contains “forward-looking statements” within the meaning of section 27 A of the Securities Act of 1933. The use of the words “believe,” “expect,” “anticipate,” “intend,” “may,” “estimate,” “could,” “plans,” and other similar expressions, or the negations thereof, generally identify forward-looking statements. Forward-looking statements in this press release include, without limitation, the ability of the Company to enter into agreements for and close the proposed financing transactions, the performance and growth of our business, potential future acquisitions, and their impact on the Company’s performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to the ability of our management team to successfully operate a health services business with limited experience in that industry; our ability to expand our health services business both organically and through acquisitions, including our ability to identify suitable acquisition candidates, acquire them at favorable prices and successfully integrate them into our business; general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect our ability to obtain the proposed capital and additional capital when needed and on favorable terms; customer response to new products, distribution channels and marketing initiatives; and increasing competition in the sale of our products.
We caution you that, while forward-looking statements reflect our good faith beliefs, these statements are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Standard Management is a holding company headquartered in Indianapolis, IN. Information about the Company can be obtained by calling the Investor Relations Department at 317-574-5221 or via the Internet at www.SMAN.com.